Exhibit 8.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

June 19, 2013

LIN Media LLC

LIN TV Corp.

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

Ladies and Gentlemen:

We have acted as counsel to LIN Media LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 64,494,346 class A common shares representing limited liability company interests.

We have examined the Registration Statement and the Amended and Restated Limited Liability Company Agreement of LIN Media LLC filed as Annex B to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of LIN Media LLC and LIN TV Corp., and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have assumed that any documents will be executed by the parties in the forms provided to and reviewed by us.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of LIN Media LLC and LIN TV Corp.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that following the merger of LIN TV Corp. with and into the Company, the Company will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

The opinion expressed herein is limited to U.S. federal income tax law and regulation, and we express no opinion as to the effect on the matter covered by this letter of the laws of any other jurisdiction.  The opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law all as in effect on the date hereof, any of which may be changed at any time with retroactive effect.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the heading “Material U.S. Federal Tax Considerations” in the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP